Exhibit 10.1

                                    AGREEMENT

         This Agreement (this "Agreement") is made as of March 27, 2007, between CoActive Marketing Group, Inc., a Delaware corporation ("CoActive") and Paul A. Amershadian ("Amershadian").

                                    RECITALS

         WHEREAS, Amershadian and CoActive are parties to an Employment Agreement, dated as of September 29, 1995, as amended by a First Amendment to Employment Agreement, dated as of May 2, 1997, a Second Amendment to Employment Agreement, dated as of November 14, 2001, a Third Amendment to Employment Agreement, dated as of June 17, 2003, a Fourth Amendment to Employment Agreement, dated as of January 26, 2006, and a Fifth Amendment to Employment Agreement dated as of March 31, 2006 (as so amended, the "Employment Agreement"), pursuant to which Amershadian is employed as CoActive's Executive Vice President;

         WHEREAS, the Employment Agreement by its terms terminates on March 31, 2007;

         WHEREAS, Amershadian has executed in favor of CoActive an Amended and Restated Promissory Note, dated May 24, 2001, in the principal amount of $550,000 (the "Note");

         WHEREAS, Amershadian is in default under the Note, which by its terms matured on May 24, 2006, and the entire principal amount thereof, plus approximately $14,510 in accrued interest as of March 26, 2007, is currently due and owing to the Company;

         WHEREAS, Amershadian's obligations to CoActive under the Note are secured pursuant to an Amended and Restated Pledge Agreement dated May 24, 2001(as amended, the "Pledge Agreement"), under which Amershadian has granted CoActive a first priority perfected lien in and to, among other things, all shares of CoActive common stock ("Common Stock") held by Amershadian, and all options to purchase shares of Common Stock held by Amershadian ("Stock Options");

         WHEREAS, pursuant to a Restricted Stock Agreement dated as of January 18, 2007, Amershadian has been issued 52,500 shares of Common Stock which are subject to forfeiture (the "Restricted Shares"); and

         WHEREAS, Amershadian and CoActive have agreed to a termination of the employment relationship between CoActive and Amershadian, and the settlement and release of claims by each party on the terms set forth herein.

         NOW, THEREFORE, THE PARTIES AGREE AS FOLLOWS:

         1. Termination of Employment Relationship; Resignation as Officer and Director. Effective as of March 31, 2007 (the "Effective Date"), without any further action of the parties hereto, Amershadian shall cease to be an officer and employee of CoActive and its subsidiaries. CoActive shall reimburse Amershadian for all reasonable expenses incurred by him until the Effective Date consistent with Section 5 of the Employment Agreement.

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         2.       Payments and Consulting Services.
                  --------------------------------

                  (a) CoActive shall pay Amershadian a lump sum severance payment in the amount of $50,000 on or before April 15, 2007 (the "Severance Payment"). CoActive shall not be required to pay the Severance Payment to Amershadian unless (i) Amershadian shall have performed all of his obligations under this Agreement, as determined by CoActive in its reasonable discretion, and (ii) all represenations and warranties of Amershadian hereunder shall be true and correct in all material respects.

                  (b) For the three-month period beginning April 1, 2007 and ending June 30, 2007 (the "Consulting Period"), Amershadian shall periodically consult with CoActive during regular business hours in a manner commensurate with his current duties and in consideration therefor shall be paid consulting fees in the amount of $12,500 per month, payable in periodic installments in accordance with CoActive's regular practices. In addition, until the end of the Consulting Period (i) CoActive shall pay all COBRA costs required to provide Amershadian with continued medical benefits as currently provided to him under Section 4(d) of the Employment Agreement, and (ii) Amershadian shall continue to be entitled to the use of the cel phone and lap top computer currently provided to him by CoActive.

                  (c) All references herein to compensation to be paid to Amershadian are to the gross amounts thereof which are due hereunder. CoActive shall have the right to deduct therefrom all taxes which may be required to be deducted or withheld by applicable law.

         3. Settlement of Indebtedness. Amershadian hereby represents and warrants to CoActive that, excluding the Restricted Shares, he is the owner of record of 163,196 shares of Common Stock (the "Shares"), which are subject to CoActive's first-priority perfected security interest. Concurrently with the execution of this Agreement (i) all Stock Options shall terminate and cease to be exercisable, and (ii) Amershadian shall sell and transfer all of the Shares to the persons identified on Schedule 1 hereto (the "Purchasers"), at a price per Share equal to 85% of the average closing sales price of the Common Stock on the Nasdaq Capital Market for the five trading days preceding the date of this Agreement. CoActive's lien and security interest on the Shares shall attach to the proceeds of such sale, which shall be paid by the Purchasers directly to CoActive and applied against the oustanding indebtedness under the Note. By his execution hereof, Amershadian authorizes CoActive and its agents to cause the Shares to be transferred to the Purchasers upon receipt by CoActive of the purchase price therefor as provided herein, and in connection therewith Amershadian hereby appoints CoActive and its agents as his attorney-in-fact and proxy with full authority and in his name or otherwise, to take any action and to execute any instrument to effect such transfer. Upon receipt by CoActive of such payment for the Shares (i) all of Amershadian's remaining indebtedness under the Note shall be cancelled and deemed to have been satisfied in full, and
(ii) CoActive's lien and security interest on any other assets of Amershadian shall be released. CoActive shall from time to time execute such releases as Amershadian may reasonably request to evidence such release. CoActive may amend
Schedule 1 to this Agreement without Amershadian's consent to reflect any change in the Purchasers of the Shares.

         4.       Release.
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                  (a)      In exchange for the consideration provided for by
Sections 2 hereof and the cancellation of indebtedness under Section 3 hereof, Amershadian for himself and for his heirs, executors, administrators and assigns (hereinafter referred to collectively as "Releasors"), forever releases and discharges CoActive and any of its now or hereafter existing subsidiaries, divisions, affiliates or related business entities, successors and assigns and any of their past or present shareholders, directors (including, without limitation, the Purchasers), managers, officers, attorneys, agents, trustees, administrators, employees or assigns (whether acting as agents for CoActive or in their individual capacities) (hereinafter referred to collectively as "Releasees"), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have or may have against Releasees by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date hereof.

                  (b) Without limiting the generality of the foregoing, this Agreement is intended to and shall release Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have and may have against Releasees, including but not limited to any claims, whether or not asserted, arising out of Amershadian's employment with Releasees and/or his termination from such employment, including but not limited to: (i) any claim under the Civil Rights Act of 1964, as amended; (ii) any other claim of discrimination or retaliation in employment (whether based on federal, state or local law, statutory or decisional); (iii) any claim arising out of the terms and conditions of Amershadian's employment with CoActive, his termination from such employment, and/or any of the events relating directly or indirectly to or surrounding such termination; (iv) any claim of discrimination or breach of fiduciary duty under the Employee Retirement Income Security Act of 1974, as amended (except claims for accrued vested benefits under any employee benefit plan of CoActive in accordance with the terms of such plan and applicable law);
(v) any claim arising under the Federal Age Discrimination in Employment Act of 1997, as amended ("ADEA"), and the applicable rules and regulations thereunder; and (vi) any claim for attorney's fees, costs, disbursements and/or the like.

         5. Covenant not to Sue. Amershadian covenants, except to the extent prohibited by law, not to commence, maintain, prosecute or participate in any action, charge, complaint or proceeding of any kind (on his own behalf and/or on behalf of any other person or entity and/or on behalf of or as a member of any alleged class of persons) in any court, or before any administrative or investigative body or agency (whether public, quasi-public or private), except if otherwise required by law, against Releasees with respect to any act, omission, transaction or occurrence up to and including the date on which this Agreement is executed.

         6. Cooperation. Amershadian agrees to cooperate with CoActive and its counsel in any action, proceeding or litigation relating to any matter in which Amershadian was involved or of which Amershadian has knowledge as a result of or in connection with his employment by CoActive.

         7. Non-Disparagement. Amershadian agrees that he will not at any time, orally or in writing, willfully denigrate, disparage, ridicule or criticize, or willfully make any derogatory, disparaging or damaging statements (or induce or encourage others to engage in any such act) regarding CoActive and any of its subsidiaries, divisions, affiliates or related business entities,

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successors and assigns and any of their past or present shareholders, directors, officers, attorneys, agents, trustees, administrators, employees or any other representatives of CoActive or any of its respective products or properties, including by way of news interviews or the expression of personal views, opinions or judgments to the media. CoActive agrees that it will not at any time, orally or in writing, willfully denigrate, disparage, ridicule or criticize, or willfully make any derogatory, disparaging or damaging statements (or induce or encourage others to engage in any such act) regarding Amershadian, including by way of news interviews or the expression of personal views, opinions or judgments to the media.

         8. Confidentiality; Return of Corporate Property, Non-Solicitation. Following the date hereof, Amershadian shall continue to be bound by the provisions of Sections 11 and 12 of the Employment Agreement in accordance with the terms thereof, provided, however, that notwithstanding
Section 12(a) of the Employment Agreement, and subject to compliance with this
Section 8, Amershadian shall be permitted to engage in a business competitive with the business of CoActive, but only to the extent Amershadian does not, directly or indirectly (i) solicit, induce or influence, or attempt to induce or influence, any customer of CoActive to terminate, reduce or otherwise harm its relationship with CoActive, or (ii) recruit, solicit, induce or influence, any personnel of CoActive to discontinue, reduce the extent of, or otherwise harm their relationship or commitment to CoActive.

         9. Restricted Stock. Amershadian agrees and acknowledges that as a result of Amershadian's termination of employment with CoActive hereunder, all of the Restricted Shares are forfeited to CoActive.

         10. Acknowledgment. Amershadian acknowledges that: (i) he has carefully read this Agreement in its entirety; (ii) he has been advised by CoActive to seek the advice of an attorney; (iii) he has had an opportunity to consider fully the terms of this Agreement; (iv) he has been give 21 days in which to consider whether to enter into this Agreement, which he has waived; (v) he fully understands the significance of all the terms and conditions of this Agreement; (vi) he has had answered to his satisfaction any questions he has asked with regard to the meaning and significance of any of the provisions of this Agreement; and (vii) he is signing this Agreement voluntarily and of his own free will and assents to all the terms and conditions contained herein.

         11. Governing Law. This Agreement shall be governed in all respects by the laws of the State of New York without reference to its choice of law rules.

         12. Successors and Assigns. Except as otherwise provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         13. Entire Agreement; Amendment. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. Neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the party to be charged.

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         14.      Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

         15. Severability. The holding of any provision of this Agreement to be invalid or unenforceable by a court of competent jurisdiction shall not affect any other provision of this Agreement, which shall remain in full force and effect.

         16. Further Assurances. Each of the parties hereto shall use all reasonable efforts to do, or cause to be done, all things necessary, proper or advisable under applicable law to carry out the provisions of this Agreement, and shall execute and deliver such instruments and other documents as may be required to carry out the provisions of this Agreement, including, without limitation, to effect the transfer of the Shares to the Purchasers pursuant to
Section 3 above.

         17. Revocation. Amershadian shall have seven days from the date he signs this Agreement to revoke his release of his rights under the ADEA by delivering a written revocation to CoActive, which action by Amershadian shall revoke such release. If Amershadian revokes such release, then such release together with CoActive's obligations under Section 2 of this Agreement and the proviso set forth in Section 8 of this Agreement, shall be void and unenforceable, but all other provisions of this Agreement shall continue in full force and effect.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           COACTIVE MARKETING GROUP, INC.



                                           By: /s/ CHARLIE TARZIAN
                                               -------------------------------
                                           Name:  Charlie Tarzian
                                           Title: Chief Executive Officer


                                           /s/ PAUL A. AMERSHADIAN
                                           -----------------------------------
                                           Paul A. Amershadian

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                                   Schedule I
                                   ----------

Purchaser                                   Shares
---------                                   ------
Marc Particelli                             66,598
Herbert M. Gardner                          66,598
John A. Ward, III                           30,000

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